Exhibit 16.2

August 3, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read “Changes in Registrant’s Certifying Accountant” of Lytus Technologies Holdings PTV. Ltd.’s Form 6-K dated

August 3, 2023, and have the following comments:

1.	We have no basis on which to agree or disagree with the statements in the First and Second paragraphs.

2.	We agree with the statements made in the three through five paragraphs.

Yours truly,